UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 31, 2006

Date of Report (Date of earliest event reported)

HEARST-ARGYLE TELEVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-14776	74-2717523
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of Incorporation)

300 West 57th Street
New York, New York 10019
(Address of Principal Executive Offices)  (Zip Code)

(212) 887-6800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 2 — Financial Information

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 31, 2006, the Registrant drew down $100,000,000 from its five-year unsecured revolving credit facility (the “Credit Facility”), which it entered into on April 15, 2005 with a syndicate of banks led by JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. and Wachovia Bank, National Association, as Co-Syndication Agents and Harris Nesbitt and BNP Paribas as Co-Documentation Agents.  The Registrant applied these funds to a portion of the purchase price of the assets of WKCF-TV, Orlando, Florida, which asset purchase the Registrant also completed on August 31, 2006.

The Credit Facility provides for borrowings up to an aggregate principal amount of $250 million. The Registrant has the option to request up to $250 million of additional commitments. Outstanding principal balances on the facility bear interest at our option at LIBOR or the alternative base rate, plus the applicable margin. The applicable margin on LIBOR loans varies between 0.50% and 1.00% depending on the ratio of total debt to earnings before interest, taxes, depreciation and amortization as defined by the credit agreement. The applicable margin on LIBOR loans as of August 31, 2006 was 0.75%. The Credit Facility matures on April 15, 2010. The repayment of outstanding principal balances on the facility may be accelerated  by the lenders if there is an Event of Default as defined by the credit agreement, which includes the failure to pay amounts when due and the failure to observe or perform covenants, conditions or agreements contained in the credit agreement.

Some of the lenders under the Credit Facility and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, investment banking and trust services.  In addition, Frank A. Bennack, Jr., a member of the Company’s Board of Directors, was a director of J.P. Morgan Chase & Co. until July 1, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARST-ARGYLE TELEVISION, INC.

By:	/s/ Jonathan C. Mintzer
Jonathan C. Mintzer
Vice President, Secretary and General Counsel

Date: September 7, 2006